Exhibit 21.1

List of Subsidiaries

Name	State or Country of Organization

Allison Brasil Indústria e Comércio de Sistemas de Transmissão Ltda.	Brazil

Allison Transmission (Shanghai) Co., Ltd.	China

Allison Transmission (Shanghai) Co., Ltd., Beijing Branch Office	China

Allison Transmission Argentina S.R.L.	Argentina

Allison Transmission Canada ULC	Alberta, Canada

Allison Transmission China Holdings Limited	Hong Kong, China

Allison Transmission Europe B.V.	Netherlands

Allison Transmission Europe B.V., Austrian Branch Office	Austria

Allison Transmission Europe B.V., French Branch Office	France

Allison Transmission Europe B.V., German Branch Office	Germany

Allison Transmission Europe B.V., Italian Branch Office	Italy

Allison Transmission Europe B.V., Russian Representative Office	Russia

Allison Transmission Europe B.V., Swedish Branch Office	Sweden

Allison Transmission Europe B.V., United Kingdom Branch Office	United Kingdom

Allison Transmission Europe B.V., Turkish Representative Office	Turkey

Allison Transmission Europe B.V., South African Branch Office	South Africa

Allison Transmission Hungary KFT	Hungary

Allison Transmission India Private Limited	India

Allison Transmission Middle East FZE	United Arab Emirates

Allison Transmission Japan Co., Ltd.	Japan

Allison Transmission Korea Co., Ltd.	Korea

Allison Transmission México, S. de R.L. de C.V.	Mexico

Allison Transmission Singapore Pte. Ltd.	Singapore

Allison Transmission, Inc.	Delaware